Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Announces its First Cloud Application to be Developed with the Windows Azure Platform

DELHI, India – May 27, 2010 - CDC Software Corporation (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services, announced today its CDC Respond complaint management system will be its first cloud software-as-a-service (SaaS) application developed with the Windows Azure platform.

The announcement of CDC Software’s cloud solution for Respond is the latest move in the company’s plans to expand its growing portfolio of cloud-based solutions and increase recurring SaaS revenue significantly during the next few years. Already, CDC Software had made several cloud-based acquisitions, as well as made investments in two SaaS application companies as part of its Strategic Cloud Investment Partner Program (SCIPP). Under SCIPP, CDC Software plans to make minority investments in, and form strategic reselling partnerships with, companies offering cloud-based or point solutions which complement its enterprise solutions portfolio. As a partner of Microsoft, CDC Software also plans development of cloud applications on the Windows Azure platform. Last week, it announced its first cloud application, CDC Respond’s enterprise complaint management solution, developed with the Windows Azure platform.

CDC Software already has piloted CDC Respond on the Azure platform and plans to deliver the product by the end of the year. The Windows Azure platform is a set of cloud computing services that can be used together or independently that enable developers to develop cloud applications.

“CDC Software’s commitment to developing cloud-based solutions using Windows Azure technology is a measure of the ecosystem’s faith in Microsoft Cloud Services,” said Moorthy Uppaluri, general manager D&PE, Microsoft Corporation. “We are confident of the impact this initiative will have and also look forward to a continued partnership with CDC Software and helping them deliver future cloud-based products.”

“I am especially proud to announce our new cloud product based on Windows Azure while participating at Microsoft’s press event with Steve Ballmer in Delhi today,” said Peter Yip, CEO of CDC Software. “We are excited about developing this new product largely due to our successful partnership with Microsoft. Our CDC Respond cloud application is an excellent addition to our already strong SaaS product portfolio. This new product, along with our existing SaaS products, will help us further increase our recurring SaaS revenue and reach our goal of reaching 70 percent of revenue coming from maintenance and recurring SaaS revenue in the next few years. We also believe they further strengthen our position as a provider of hybrid enterprise solutions offering customers on-premise and cloud deployment options.”

“This new cloud product illustrates our commitment to the Windows Azure cloud infrastructure,” said Alan MacLamroc, chief product and technology officer for CDC Software. “We believe that by developing applications using Windows Azure and leveraging our Agile development methodology, we will be able to launch flexible, reliable and scalable cloud applications quickly to the market. Azure provides us the ability to develop SOA-based multi-tenant architectures with the tools we are already using, and deploy them to a robust platform with staged production, failure-resilience, elastic scalability and self-service provisioning. CDC Software shares a complementary vision in cloud computing with Microsoft, and as a result, we expect to partner with them again on future cloud products.”

Since late last year, CDC Software has acquired four cloud-based companies including last week’s acquisition of TradeBeam, a cloud-based supply chain execution software company, and has invested in eBizNET Solutions, a provider of SaaS supply chain execution solutions, and Marketbright, a SaaS marketing automation company.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations and plans for the development of the Respond SaaS application on the Windows Azure platform and the timing thereof, our plans regarding the expansion of our cloud-based solutions portfolio and recurring revenues, our plans with respect to SCIPP, our beliefs regarding factors that may impact our ability to launch flexible, reliable and scalable cloud applications quickly, our beliefs and expectations regarding our ongoing relationship with Microsoft Corporation, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management's current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the SaaS market, the ability of CDC Software and products to address the business requirements of the market, demand for and market acceptance of technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer's requirements; (h) the possibility of development or deployment difficulties or delays; and (i) the performance of our contractual partners and their compliance with the terms of their agreements with us. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements that speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.